UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Terabeam, Inc.
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TERABEAM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Terabeam, Inc., a Delaware corporation (“Terabeam” or the “Company”), to be held on May 23, 2007, at 9:00 a.m. local time, at Terabeam’s principal executive offices at 2115 O’Nel Drive, San Jose, CA  95131.

At this meeting, you will be asked to vote upon the following matters:

1.	To elect six directors to hold office until the next annual meeting of stockholders; and

2.	To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

Stockholders of record at the close of business on March 29, 2007 will be entitled to vote at this meeting and at any adjournment of the meeting.

Please mark, sign, date, and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting.

By Order of the Board of Directors

/s/ David L. Renauld

April 13, 2007	David L. Renauld, Secretary

TERABEAM, INC.
2115 O’NEL DRIVE
SAN JOSE, CA  95131

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 23, 2007 at 9:00 a.m. at 2115 O’Nel Drive, San Jose, CA  95131 and any adjournment thereof.  A copy of our 2006 Annual Report on Form 10-K is being mailed with this proxy statement to each stockholder entitled to vote at the meeting.  This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about April 13, 2007.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on March 29, 2007 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.  Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof.

At the close of business on March 29, 2007, 21,429,375 shares of our common stock were outstanding and eligible to vote at the annual meeting.  In addition to those shares, we expect that an additional 124,994 shares of our common stock will be issued when the final former Terabeam Corporation and Telaxis Communications Corporation stockholders convert their shares of those companies into shares of our common stock.  Since those additional shares are committed to enable those conversions, we generally treat those additional shares as outstanding for our internal calculation purposes and also in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).  We believe this treatment gives a more accurate description of our capitalization.  Therefore, including these additional shares, at the close of business on March 29, 2007, 21,554,369 shares of our common stock are treated as outstanding in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).

Quorum and Votes Required

Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting.  The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting.  In general, we will treat votes withheld from the nominees for election of directors, abstentions, and broker non-votes as present or represented for purposes of determining the existence of a quorum.

Each director will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election.  Votes withheld from the nominees and broker non-votes will not affect the outcome of the vote on this proposal.

Proxy Voting and Revocation

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld.  Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification.  If no choice is specified, the persons named in the proxies intend to vote FOR the election of the nominees for director.

The board of directors does not know of any matters, other than the matters described in this proxy statement, which are expected to be presented for consideration at the annual meeting.  If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Secretary, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Secretary at or before the annual meeting later-dated proxies relating to the same shares.  Attendance at the annual meeting will not have the effect of revoking a proxy unless the stockholder so attending so notifies our Secretary in writing at any time prior to the voting of the proxy.  Our Secretary’s name and address are David L. Renauld, 881 North King Street, Suite 100, Northampton, MA 01060.

Solicitations

Proxies are being solicited by and on behalf of our board of directors.  We will bear the entire cost of solicitation of proxies.  In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise.  Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Under our by-laws, the board of directors consists of one or more members, the number of which is determined from time to time by the board.  The board has established the number of directors as seven.  Each of our directors is elected at each annual meeting of stockholders.

We currently have five members on our board of directors with two vacant positions.  The five current directors are Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, Pankaj Manglik, and Robert A. Wiedemer.  These five individuals have all been re-nominated for election as directors of the company.  In addition, Alan B. Howe has been nominated for election as a new director of the Company.  Mr. Howe has been nominated on the recommendation of Lloyd I. Miller, III, one of our significant stockholders.

These six nominees constitute the only nominees for election.  Proxies cannot be voted for a greater number of persons than the six named nominees.  Each of these nominees has agreed to serve as a director if elected at the annual meeting.  The Governance and Nominating Committee of our board of directors recommended, and our full board of directors decided, to leave the one vacant position on the board given possible future strategic or capital raising activities of the company and possible desire to fill the vacancy in connection with such a transaction.

It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the election of each of these six nominees to the board of directors.  Proxies may not be voted for more than six nominees.  The board of directors expects that each of these nominees will be available for election; but if any of them should become unavailable, it is intended that the proxy would be voted for another nominee who would be designated by the board of directors, unless the number of directors is reduced.

The term of office of each director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Mr. Fitzgerald serves as our Chief Executive Officer.  Under the terms of his employment agreement with us, failure of our board of directors to nominate Mr. Fitzgerald for election to the board as part of the board’s slate of nominees would give Mr. Fitzgerald “good reason” to terminate that employment agreement and receive severance payments from us.

Mr. Manglik serves as our President and Chief Operating Officer.  Under the terms of his employment agreement with us, failure of our board of directors to nominate Mr. Manglik for election to the board as part of the board’s slate of nominees would give Mr. Manglik “good reason” to terminate that employment agreement and receive severance payments from us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

The biographical summaries of the nominees for director of Terabeam appear below under the heading “Board of Directors and Executive Officers.”

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Our current directors, nominee as a new director, and executive officers and their ages as of April 5, 2007 are as follows:

Name	Age	Position
Daniel A. Saginario	63	Chairman of the Board of Directors
Robert E. Fitzgerald	42	Chief Executive Officer and Director
Pankaj Manglik	42	President, Chief Operating Officer, and Director
Brian J. Sereda	46	Chief Financial Officer and Treasurer
David L. Renauld	41	Vice President, Corporate Affairs, General Counsel, and Secretary
John W. Gerdelman	54	Director
Alan B. Howe	45	Nominee for Director
Robert A. Wiedemer	48	Director

Daniel A. Saginario has been a director since April 2003 and Chairman of the board since June 2004.  From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc., a manufacturer of point-to-point wireless equipment.  From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology.  Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX’s investments, and Corporate Director – Strategic Planning & Corporate Development.  Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A. from Pace University.  Mr. Saginario also served on the board of directors of Airnet Communications Corporation, a GSM-based cellular equipment provider from 2004 through 2006, and, as a board member, was involved in the voluntary bankruptcy reorganization of that company into a subsidiary of a private company in 2006.

Robert E. Fitzgerald has been our Chief Executive Officer and a director since April 2003.  He was Chief Executive Officer and a director of Young Design, Inc. from March 1999 to April 2003.  From July 1998 to February 1999, Mr. Fitzgerald was an attorney with the law firm of Greenberg Traurig.  Prior to that, he was an attorney with the law firm of Ginsburg, Feldman & Bress.  He holds a B.A. in economics from the University of California – Los Angeles and a J.D. from the University of California – Los Angeles School of Law.  Under the terms of Mr. Fitzgerald’s employment agreement with us, failure of our board of directors to nominate Mr. Fitzgerald for election to the board as part of the board’s slate of nominees would give Mr. Fitzgerald “good reason” to terminate that employment agreement and receive severance payments from us.

Pankaj Manglik became our President and Chief Operating Officer in May 2006 and a director in July 2006.  Prior to joining Terabeam, Mr. Manglik was an independent consultant advising the boards of directors of venture capital-funded startup companies.  In January 2002, he co-founded Aruba Networks, a wireless infrastructure company, and was Chief Executive Officer of that company until December 2003 when he transitioned to Vice President until May 2004 helping to transition responsibility to a new management team.  Mr. Manglik was Director of Product Management for Nortel Networks from October 2000 until January 2002 when he left to co-found Aruba.  Mr. Manglik started with Nortel after Nortel acquired Alteon Websystems, for which Mr. Manglik was Director of

Product Management since September 1999.  Under the terms of Mr. Manglik’s employment agreement with us, failure of our board of directors to nominate Mr. Manglik for election to the board as part of the board’s slate of nominees would give Mr. Manglik “good reason” to terminate that employment agreement and receive severance payments from us.

Mr. Sereda has been our Chief Financial Officer and Treasurer since August 2006 and was Vice President of Finance and Corporate Controller of the company from May to August 2006.  From February 2005 to April 2006, he was Vice President of Finance, Corporate Controller for Portal Software, a leading worldwide provider of billing and revenue management solutions for the global communications and media markets.  From April 2002 to October 2004, he was Vice President of Finance, Corporate Controller for Credence Systems Corp., a leading semiconductor test equipment manufacturer.  From April 2001 to April 2002, he was Director of Finance and Corporate Treasurer of Handspring Inc., a former leader in handheld computing that was acquired by Palm Inc.

David L. Renauld has been our Vice President, Corporate Affairs, General Counsel, and Secretary since May 2005.  From November 1999 to May 2005, he was our Vice President, Legal and Corporate Affairs and Secretary.  From January 1997 to November 1999, he was an attorney with Mirick, O’Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts.  From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware.  Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

John W. Gerdelman has been a director since June 2004.  Since January 2004, Mr. Gerdelman has been Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions.  From April 2002 to December 2003, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fiber Networks, a provider of digital communications infrastructure, as President and Chief Executive Officer.  Metromedia Fiber Networks successfully emerged from Chapter 11 bankruptcy in September 2003 as AboveNet, Inc.  From January 2000 to April 2002, Mr. Gerdelman was Managing Partner of Morton’s Group LLC, an information technology and telecommunications venture group.  From April 1999 to December 1999, he served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions.  Previously, he had served as an Executive Vice President at MCI Corporation.  Mr. Gerdelman serves on the boards of directors of Sycamore Networks, an optical gear company, and APAC Customer Services, Inc., a call center company.  Mr. Gerdelman is a graduate of the College of William and Mary with a degree in Chemistry and currently serves on their Board of Visitors.

Mr. Howe is being nominated to be a new member of our board of directors.  Mr. Howe has extensive operational expertise combined with corporate finance and business development experience.  Since May 2005, he has served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company.  From April 2001 to May 2005, Mr. Howe was a founding partner and principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm.  Previously, Mr. Howe was Chief Financial Officer and Vice President of Corporate Development of Teletrac, Inc. for six years from 1995 to 2001 when the company was sold.  During his tenure, he assisted with the Chapter 11 reorganization of the company in 1999.  Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development from 1994 to 1995 and one of the initial team members that helped start Sprint PCS.  Mr. Howe is a member of the board of directors of Alliance Semiconductor Corporation, Crossroads Systems, Inc., and Dyntek, Inc.  Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business with a specialty in finance.  Mr. Howe was recommended to be a member of our board of directors by Lloyd I. Miller, III, one of our significant stockholders.

Robert A. Wiedemer has been a director since December 2003.  Since February 2002, he has been Managing Partner of Business Valuation Center, a company he co-founded that is focused on the valuation of private, middle-market companies throughout the United States.  From June 2000 until January 2002, he held various positions at Pricesaroundtheworld.com, an Internet-based price research services firm, where he was promoted from Chief Financial Officer to Chief Executive Officer.  From October 1998 until May 2000, he was Managing Partner of The Netfire Group, a financial and marketing consulting firm.  Mr. Wiedemer holds a Masters Degree in Marketing from the University of Wisconsin – Madison.

The Board of Directors and Corporate Governance

We have established corporate governance practices designed to serve the best interests of Terabeam and its stockholders.  We are in compliance with the currently applicable corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market.  We may make additional changes to our policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

Our board of directors has determined that each of Messrs. Gerdelman, Saginario, and Wiedemer is an “independent director” as defined in the rules of the Nasdaq Stock Market.  These three directors constitute a majority of our current directors, as required by the Nasdaq Stock Market.  The board of directors has not yet made a formal determination as to whether Mr. Howe would be an “independent director” as defined in the rules of the Nasdaq Stock Market, but expects to make that determination shortly after Mr. Howe is elected as a director (assuming he is) and currently expects that he will be considered an independent director.

Each member of our board of directors is elected each year at the annual meeting of stockholders for a one-year term of office.  Our executive officers named above serve at the discretion of the directors.  There are no family relationships among our directors and executive officers.

Contacting the Board of Directors

Stockholders interested in communicating directly with our board of directors, any committee of the board, the Chairman, the non-management directors as a group, or any specific director may do so by sending a letter to the Terabeam, Inc. Board of Directors, c/o Secretary, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060.  Our Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, Chairman of the Governance and Nominating Committee, or to any individual director, group of directors, or committee of the board to whom the communication is directed, as applicable, if the communication is relevant to our business and financial operations, policies, and corporate philosophies.

Attendance of Directors at Annual Meetings

It is a policy of our board of directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required.  Our 2006 annual meeting of stockholders was attended by all four of the directors serving on our board at the time of the meeting.

Board of Director Meetings and Committees

The board of directors meets on a regularly scheduled basis and holds special meetings as required.  The board met five times during 2006.  None of our incumbent directors attended fewer than 75% of the total number of meetings of the board and committees on which such board member served in 2006 during the period he served as a director or member of the committees.

We have a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which was established by the board of directors.  Each of these committees operates under a written charter adopted by our board of directors defining their functions and responsibilities.  Each of the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee is available on our website at the following respective locations: http://www.terabeam.com/index3_audit_commit.php; http://www.terabeam.com/index3_comp_commit.php; http://www.terabeam.com/index3_govern_charter.php.

Each of the current members of each of these committees is independent as defined in the rules of the Nasdaq Stock Market.

The members of our Audit Committee during 2006 were and currently are Mr. Wiedemer (Chair), Mr. Saginario, and Mr. Gerdelman.  The Audit Committee held six meetings during 2006.  The Audit Committee selects and engages our independent auditors, reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and performs such other duties as may from time to time be determined by the board of directors.  The board of directors has determined that each of Messrs. Wiedemer, Gerdelman, and Saginario is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.  The board made this determination after a qualitative assessment of each of their levels of knowledge and experience based on a number of factors, including formal education and work and other professional experience.

The members of our Compensation Committee during 2006 were and currently are Messrs. Saginario (Chair), Gerdelman, and Wiedemer.  The Compensation Committee held two meetings during 2006.  The Compensation Committee reviews the compensation and benefits of our executive officers, recommends and approves stock option grants under our stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.  More information about our executive officer compensation is contained below under the heading “Compensation Discussion and Analysis.”

The members of our Governance and Nominating Committee during 2006 were and currently are Messrs. Gerdelman (Chair), Saginario, and Wiedemer.  The Governance and Nominating Committee held one meeting during 2006.  The Governance and Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, periodically evaluates the processes and performance of the board, monitors and reports on developments in corporate governance, and performs such other duties as may from time to time be determined by the board of directors.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2006 were and currently are Messrs. Saginario (Chair), Gerdelman, and Wiedemer.

None of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Director Nomination Process

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics.  The Governance and Nominating Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to or members of our board of directors, in providing the skills and expertise appropriate for Terabeam and serving the long-term interests of our stockholders.  Candidates for director are reviewed in the context of the current composition of the board, Terabeam’s operating and other business requirements, and the long-term interests of stockholders to maintain a balance of knowledge, experience, and capability on our board.  In the case of incumbent directors, the Governance and Nominating Committee reviews such directors’ overall service to Terabeam during their term, including the number of meetings attended, level of preparation and participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq Stock Market purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary.  The Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Governance and Nominating Committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.  The Governance and Nominating Committee considers such candidates’ qualifications and then selects a nominee or nominees for recommendation to the board.  The Governance and Nominating Committee retains the right to modify the qualifications and processes described in this paragraph from time to time.

The Governance and Nominating Committee will consider any qualified director candidates recommended by stockholders.  The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.  Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: c/o Secretary, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060, no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Submissions must include, at a minimum, the full name of the candidate, sufficient biographical information concerning the candidate, including age, five-year employment history with employer names, positions held, and description of the employers’ businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee Report

In connection with its function to oversee and monitor the financial reporting process of Terabeam, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with our management;

•
discussed with Fitzgerald, Snyder & Co., P.C., our independent auditors for the fiscal year ended December 31, 2006, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380); and

•
received the written disclosures and the letter from Fitzgerald, Snyder & Co., P.C. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Fitzgerald, Snyder & Co., P.C. its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our company beyond their audit and review of our financial statements was compatible with maintaining their independence.  The Audit Committee also considered the amount of fees they received for audit and non-audit services.

Audit Committee
Robert A. Wiedemer, Chairman
John W. Gerdelman
Daniel A. Saginario

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement (and thereby incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006).

Compensation Committee
Daniel A. Saginario, Chairman
John W. Gerdelman
Robert A. Wiedemer

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our board of directors has the responsibility for reviewing the compensation and benefits of our Chief Executive Officer and other executive officers and making recommendations to our board of directors regarding compensation matters.  The Compensation Committee also has the power to approve stock awards under our stock plans or alternatively to recommend the approval of awards to the full board of directors.  Thus, compensation matters for our executive officers are either approved or recommended by our Compensation Committee, which consists exclusively of independent members of our board of directors.  When executive compensation matters are approved by our full board of directors after recommendation by our Compensation Committee, any affected executive officer who is also a board member abstains from voting on any compensation matters affecting that officer.

In making compensation decisions for our executive officers other than the Chief Executive Officer, the Compensation Committee generally receives and takes into account specific recommendations from our Chief Executive Officer.

Each of our executive officers has an employment agreement with us.  Details of those employment agreements are set forth below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control” in this proxy statement.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are:

•	to attract, retain, and motivate qualified executives who make important contributions to the achievement of our business objectives and

•	to align the incentives of our executives with the creation of value for our stockholders

            Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, cash bonuses tied to our financial performance and other measures, equity incentives, and customary employee benefits.  We currently intend to implement total compensation packages for our executive officers generally on par with compensation levels of comparable public companies.  Our Compensation Committee determines what it believes to be relevant comparable companies based on a variety of factors, including being in the same industry, being of comparable size, being in the same geographical region, and having similar financial performance.

Executive Compensation Components

The principal components for the compensation of our named executive officers are:

•	base salary
•	annual cash bonuses
•	long-term equity incentives (stock options)
•	other benefits and compensation

Base Salary

The base salaries that we pay to our executive officers are based on the level and scope of responsibility required of each executive, particular value, cost of living, and historical contributions to our success, and take into account the level of base salary paid by comparable companies for similar positions.  None of our executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.  Our Compensation

Committee reviews base salaries annually, generally early in the fiscal year, based on each executive’s performance during the prior fiscal year, and it adjusts salaries as it believes appropriate.  In February 2007, our Compensation Committee did recommend, and our board of directors did approve in March 2007, increasing the annual base salaries of Robert E. Fitzgerald, our Chief Executive Officer, and David L. Renauld, our Vice President, Corporate Affairs and General Counsel, to $330,000 (from $309,000) and $194,250 (from $185,000), respectively.

Cash Bonus Opportunity

A significant element of the cash compensation of our executive officers is based upon an annual cash bonus opportunity.  Executive bonuses are used to focus our executive officers on achieving key corporate financial, business, and compliance objectives.  Bonuses, if any, are generally determined and paid on an annual basis after completion of the bonus year.

Under his employment agreement with us, Mr. Fitzgerald is entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors.  At target performance levels, Mr. Fitzgerald shall receive a cash bonus equal to 100% of his base salary.  The board decided that Mr. Fitzgerald’s bonus for 2006 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (15%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), compliance with requirements of the Sarbanes-Oxley Act of 2002 (5%), compliance with Securities and Exchange Commission filing requirements (5%), product availability (5%), and employee development (5%).  Based on those components and the board’s determination of achievement of those components, the board granted Mr. Fitzgerald a bonus of $105,060 for 2006.

Messrs. Manglik, Renauld, and Sereda also are eligible for annual performance bonuses.  At target performance levels, Messrs. Manglik and Renauld are eligible for a cash bonus equal to 50% of their base salaries and Mr. Sereda is eligible for a cash bonus of $50,000.  The board granted Messrs. Manglik, Renauld, and Sereda bonuses of $34,400, $31,450, and $11,333, respectively, for 2006.  In awarding 2006 bonuses to these three officers, the board decided to apply Mr. Fitzgerald’s bonus criteria and percentage achievement thereof to these three officers as well.  For Messrs. Manglik and Sereda, the board pro-rated the bonus amounts that would have been paid if those two officers had been employees for the entire year 2006 for the approximately eight months each of those officers actually was a Terabeam employee in 2006.

Our board of directors has approved performance targets for fiscal year 2007 which will be used to determine the amount of cash bonus Mr. Fitzgerald will receive for 2007.  The board decided that Mr. Fitzgerald’s bonus for 2007 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product availability (5%).  These components and weightings are subject to adjustment by the board if the board determines appropriate due to changed circumstances.  As was done in determining 2006 bonuses, the board may choose to apply these components and weightings to establish bonuses for other executive officers.

Long-Term Equity Incentives

We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executive officers are aligned with the creation of value for our stockholders.  Additional purposes of our stock-based awards are to provide additional incentive to those directors, officers and other employees of our company whose substantial contributions are essential to the continued growth and success of our business in order to strengthen their commitment to our company, to motivate such persons to faithfully and diligently perform their responsibilities, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of our company.

We have a number of stock plans.  We have one active stock plan (our 2004 Stock Plan) pursuant to which stock options, restricted stock awards, unrestricted stock awards, and other stock-based equity awards may be granted and historical stock plans pursuant to which stock options are currently outstanding but under which no more stock options or other stock awards will be issued.

To date, we have granted the substantial majority of our equity awards in the form of stock options that vest with the passage of time.  While we currently expect to continue to use time-based stock options as the primary form of equity awards that we grant, we have considered and may in the future use alternative forms of equity awards, such as restricted stock, unrestricted stock, or performance-based stock options, in addition to or in replacement of time-based stock options.

We generally grant options to executive officers and other employees upon their initial hire and in connection with a promotion, and we have made broad-based periodic grants to all or a large portion of our employees based upon merit and in specific situations depending on market conditions.

In 2006, we did not grant any stock options or other stock-based awards to Messrs. Fitzgerald or Renauld.  We did grant stock options to Messrs. Manglik and Sereda upon their joining our company and, in the case of Mr. Sereda, upon his promotion to Chief Financial Officer.  A description of those grants and their terms is set forth below under the heading “Grants of Plan-Based Awards in 2006” in this proxy statement.

Consistent with our philosophy that stock-based awards should vest over time to retain qualified individuals, the grants to Messrs. Manglik and Sereda do vest over approximately a three year period.  Mr. Manglik’s options vested as to 8 1/3% of the underlying shares on July 1, 2006 and then vest as to an additional 8 1/3% of the underlying shares on the first day of each January, April, July, and October until fully vested.  Mr. Sereda’s options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.  These are the typical vesting provisions in our stock options granted to our employees.  We negotiated different vesting provisions with Mr. Manglik as part of negotiating his employment package when he joined our company.

All of these 2006 options were granted at fair market value on the date of grant as determined by our board of directors, except for Mr. Manglik’s grant of 100,000 options which was granted at approximately 150% of fair market value and Mr. Manglik’s grant of 200,000 options which was granted at approximately 200% of fair market value.  The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.  The board established the higher exercise prices for half of Mr. Manglik’s stock options to incentivize creation of stockholder value.

Other Benefits and Compensation

Each of our executive officers is eligible to participate in our employee benefits programs generally on the same terms as non-executive employees, including our 401(k) plan, flexible spending accounts plan, medical plan, dental plan, vision care plan, life and accidental death & dismemberment insurance policies, long-term and short-term disability plans, standard company holidays, and other typical employee benefit plans.  However, we pay the full cost of providing Mr. Fitzgerald medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance.

Termination of Employment and Change in Control Arrangements

We have entered into agreements with each of Messrs. Fitzgerald, Manglik, and Renauld that provide them with severance benefits in the event of the termination of their employment under specified circumstances including following a change of control of Terabeam.  These agreements, along with estimates of the dollar impact of the benefits payable under them, are described below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control” in this proxy statement.

We believe providing these benefits helps us compete for and retain executive talent and fosters the continued employment of our executive officers by allowing them to focus attention on their assigned responsibilities without distraction in the event of a possible change in control of Terabeam.  After reviewing the practices of companies we believe are comparable, we believe that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to our chief executive officer and the four most highly compensated officers of Terabeam (other than the chief executive officer) in any year, unless the compensation qualifies as “performance-based compensation.”  The aggregate base salaries, bonuses, and non-equity compensation of each of our officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit.  The Compensation Committee’s policy with respect to equity compensation is that it would prefer to cause the compensation to be deductible by Terabeam; however, the Compensation Committee also weighs the need to provide appropriate incentives to our officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of equity compensation that does not qualify as performance-based compensation.  The board and Compensation Committee has granted and may continue to grant equity compensation to our officers that does not qualify as performance-based compensation that could be in excess of the Section 162(m) limits in circumstances when the board or Compensation Committee believes such grants are appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006

The following table summarizes the compensation earned for services rendered to us in all capacities during 2006 by our Chief Executive Officer, Chief Financial Officer, and our other executive officers in 2006.  We refer to these executives as our “named executive officers” elsewhere in this proxy statement.  More details about the information in this table is contained in the following portions of this “Executive Compensation” section of our proxy statement, including under the headings “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change-of-Control” and “Grants of Plan-Based Awards in 2006.”

Name and		Salary	Bonus	Option Awards	All Other Compensation		Total
Principal Position	Year	($)	($)	($) (a)	($)		($)
Robert E. Fitzgerald Chief Executive Officer	2006	308,731	105,060	319,288	14,665	(b)	747,744
Brian J. Sereda (c) Chief Financial Officer and Treasurer	2006	127,308	11,333	36,417	514	(d)	175,572
Pankaj Manglik (e) President and Chief Operating Officer	2006	198,000	34,400	503,328	405	(d)	736,133
David L. Renauld Vice President, Corp. Affairs, General Counsel, and Secretary	2006	184,680	31,450	17,612	495	(d)	234,237
Patrick L. Milton (f) Former Chief Financial Officer	2006	120,059	-	24,197	986	(d)	145,242
______________________
(a)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of options granted in 2006 as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment (“SFAS 123R”).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  More information about awards made in 2006 is contained below under the heading “Grants of Plan-Based Awards in 2006.”  These amounts reflect the company’s accounting expense for these awards and may not correspond to the actual value that will be recognized by the executives.

(b)	Represents health insurance premiums of $13,829 and term life insurance premiums of $836 paid by the company.
(c)	Mr. Sereda became our Chief Financial Officer and Treasurer in August 2006. He was our Vice President of Finance and Controller from May to August 2006.
(d)	Represents premiums on term life insurance paid by the company.
(e)	Mr. Manglik became our President and Chief Operating Officer in May 2006.
(f)	Mr. Milton was our Chief Financial Officer from January 2006 through June 2006. Mr. Milton passed away on June 28, 2006.

Grants of Plan-Based Awards in 2006

The following table provides information about equity awards granted to the named executive officers in 2006: (1) the grant date; (2) the date the equity awards were approved; (3) all option awards, which consist of the number of shares underlying stock options awarded to the named executives; (4) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (5) the grant date fair value of each equity award computed under SFAS 123R.

	Grant	Date of		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Approval		(#)		($/Share)	Awards (1)
Robert E. Fitzgerald	-	-		-		-	-
Brian J. Sereda	5/23/06	5/23/06		25,000	(2)	2.41	$60,000
	8/2/06	8/2/06		25,000	(2)	1.98	$49,250
Pankaj Manglik	5/19/06	5/18/06	(3)	300,000	(4)	2.53	$756,000
	5/19/06	5/18/06	(3)	100,000	(4)	3.79	$252,000
	5/19/06	5/18/06	(3)	200,000	(4)	5.06	$502,000
David L. Renauld	-	-		-		-	-
Patrick L. Milton	-	-		-		-	-
___________________________________
(1)
This column shows full grant date fair value of stock options under SFAS 123R granted to Messrs. Manglik and Sereda in 2006.  Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule.  For stock options, fair value is calculated using the Black Scholes value on the grant date.  The Black Scholes value of Mr. Sereda’s options were $2.40 for the May 23, 2006 grant and $1.97 for the August 2, 2006 grant.  The Black Scholes value of Mr. Manglik’s options were $2.52, $2.52, and $2.51, respectively, for the 300,000, 100,000, and 200,000 options granted on May 19, 2006.  The fair value shown for option awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  These amounts reflect the company’s accounting expense and may not correspond to the actual value that will be recognized by the named executives.

(2)
Each of Mr. Sereda’s stock options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.  The options have a five year term.  Mr. Sereda’s options were granted pursuant to the terms of our standard incentive stock option agreement for executive officers which was filed as an exhibit to the Form 8-K we filed with the SEC on August 4, 2006.

(3)	Mr. Manglik’s stock options were approved by our Compensation Committee on May 18, 2006 to be effective on Mr. Manglik’s first day of employment by us – May 19, 2006.
(4)
Each of Mr. Manglik’s stock options vested as to 8 1/3% of the underlying shares on July 1, 2006 and then vests as to an additional 8 1/3% of the underlying shares on the first day of each January, April, July, and October until fully vested.  The options have a five year term.  The other terms of Mr. Manglik’s stock options are set forth in three separate stock option agreements, a form of which was filed as an exhibit to the Form 8-K we filed with the SEC on May 25, 2006.

All options were granted at fair market value on the date of grant as determined by our board of directors, except for Mr. Manglik’s grant of 100,000 options which was granted at approximately 150% of fair market value and Mr. Manglik’s grant of 200,000 options which was granted at approximately 200% of fair market value.  The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

Half of the unvested options granted to Messrs. Manglik and Sereda in 2006 that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

•
a merger or consolidation of our company with any other company (other than such a transaction in which the pre-transaction shareholders of our company would own more than 50% of the resulting or combined company)

•	the sale of substantially all of our assets
•	the sale of more than 50% of our outstanding stock to an unrelated person or group

All stock options granted to Messrs. Manglik and Sereda in 2006 terminate on the earliest of:

•	three months after the date of termination of the executive’s employment if he ceases to be employed by us except as a result of his death or disability
•	one year after his death or disability
•	5 years from the date of grant

The above-described provisions of Messrs. Manglik’s and Sereda’s stock option agreements relating to acceleration and termination are standard provisions in our stock option agreements used generally for our employees.

However, Mr. Manglik’s stock option agreements provide that any applicable vesting or post-termination exercise provisions of his employment agreement with us take priority over the similar provisions of the option agreements in applicable situations.  Mr. Manglik’s employment agreement is described below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the named executive officers.  This table shows unexercised exercisable (vested) and unexercisable (unvested) option awards as of December 31, 2006.  None of the named executive officers has been granted any stock awards.  Each option grant is shown separately for each named executive officer.  The vesting schedule for each grant is shown following this table.

	Date of	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Grant	Exercisable	Unexercisable		Price ($)	Date
Robert E. Fitzgerald	2/9/05	300,000	200,000	(1)	$3.34	2/9/10
	12/7/04	41,744	8,256	(2)	$2.72	12/7/09
	1/30/04	30,000	10,000	(3)	$6.99	1/30/09
Brian J. Sereda	8/2/06	-	25,000	(4)	$1.98	8/2/11
	5/23/06	-	25,000	(4)	$2.41	5/23/11
Pankaj Manglik	5/19/06	49,998	250,002	(5)	$2.53	5/19/11
	5/19/06	16,666	83,334	(5)	$3.79	5/19/11
	5/19/06	33,332	166,668	(5)	$5.06	5/19/11
David L. Renauld	9/14/05	4,225	5,775	(6)	$2.73	9/14/10
	12/7/04	20,872	4,128	(2)	$2.47	12/7/09
	7/8/04	15,000	-		$4.76	7/8/09
	1/30/04	1,875	625	(7)	$6.35	1/30/09
	4/2/03	20,000	-		$0.96	4/2/13
	7/17/01	15,000	-		$2.12	7/17/11
	7/17/01	8,250	-		$2.12	7/17/11
	12/19/00	5,767	-		$5.76	12/19/10
	9/19/00	3,000	-		$27.32	9/19/10
	7/20/00	172	-		$114.00	7/20/10
	4/18/00	500	-		$161.00	4/18/10
	12/15/99	625	-		$50.40	12/15/09
	11/3/99	10,975	-		$32.00	11/3/09
	8/24/99	1,250	-		$18.00	8/24/09
Patrick L. Milton	12/7/04	11,010	-		$2.47	6/28/07
	7/8/04	15,000	-		$4.76	6/28/07
	1/30/04	7,500	-		$6.35	6/28/07
___________________________________
(1)	100,000 of these options vested on February 9, 2007 and the remaining 100,000 of these options will vest on February 9, 2008.
(2)	Approximately 25% of these unvested options will vest on each of March 7, 2007, June 7, 2007, September 7, 2007, and December 7, 2007, with all fractional shares vesting on December 7, 2007.
(3)	5,000 of these options vested on January 30, 2007, and the remaining 5,000 options will vest on January 30, 2008.
(4)
Each of Mr. Sereda’s stock options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.

(5)
Each of Mr. Manglik’s stock options vested as to 8 1/3% of the underlying shares on July 1, 2006 and then vests as to an additional 8 1/3% of the underlying shares on the first day of each January, April, July, and October until fully vested.

(6)	825 of these options will vest on each of the next seven quarterly anniversaries of the date of grant starting March 15, 2007.
(7)	312 of these options vested on January 30, 2007, and the remaining 313 options will vest on January 30, 2008.

Option Exercises in Fiscal 2006

The following table provides information, for the named executive officers, on stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized, each before payment of any applicable withholding tax and broker commissions.  None of the named executive officers acquired any shares of our common stock upon vesting of stock awards in 2006.

Option Awards
	Number of Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)
Robert E. Fitzgerald	-	-
Brian J. Sereda	-	-
Pankaj Manglik	-	-
David L. Renauld	-	-
Patrick L. Milton (1)	11,707	$6,158 (2)
___________________________________
(1)	These options were exercised by Mr. Milton’s beneficiaries after Mr. Milton’s death on June 28, 2006.
(2)
Calculated based on the difference between the exercise price of the options and the price at which the underlying stock was sold in the market contemporaneous with the exercise as reported to us by Mr. Milton’s beneficiaries.

Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control

Employment Agreement with Robert Fitzgerald

On February 9, 2005, our board of directors approved a new employment agreement with Robert E. Fitzgerald, our chief executive officer, and Mr. Fitzgerald and we have executed that agreement.  This agreement replaced the employment agreement, dated March 1, 1999, between Mr. Fitzgerald and Young Design, Inc.

Under the employment agreement, we agreed to employ Mr. Fitzgerald as our chief executive officer.  Mr. Fitzgerald will report directly to the board, and our other officers and employees will report to Mr. Fitzgerald.  The agreement also contemplates that Mr. Fitzgerald will continue to serve on our board of directors.  The employment agreement has an initial term of five years, commencing January 1, 2005, unless sooner terminated and may be renewed for additional periods if we give Mr. Fitzgerald notice of our intention to renew or negotiate a new agreement at least 90 days prior to the expiration of the term.  Mr. Fitzgerald’s annual base salary was set at $295,000 subject to future adjustment.  In April 2006, our board of directors agreed to increase Mr. Fitzgerald’s annual base salary to $309,000.  In March 2007, our board of directors agreed to increase Mr. Fitzgerald’s annual base salary to $330,000.

In addition, Mr. Fitzgerald is entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors.  At target performance levels, Mr. Fitzgerald shall receive a cash bonus equal to 100% of his base salary.  The board decided that Mr. Fitzgerald’s bonus for 2005 and 2006 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (15%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), compliance with requirements of the Sarbanes-Oxley Act of 2002 (5%), compliance with Securities and Exchange Commission filing requirements (5%), product availability (5%), and employee development (5%).  Based on those components, the board granted Mr. Fitzgerald bonuses of $224,200 and $105,060, respectively, for 2005 and 2006.  The board decided that Mr. Fitzgerald’s bonus for 2007 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product availability (5%).  Mr. Fitzgerald is also entitled to receive additional bonus awards at the discretion of the board.

Mr. Fitzgerald receives five weeks of paid vacation per year.  We pay the full cost of providing Mr. Fitzgerald medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance.  Mr. Fitzgerald is also entitled to participate in our other benefit programs for executives or other employees.  If we issue equity rights in any of our subsidiaries or controlled entities to other employees, Mr. Fitzgerald is also entitled to receive equity rights no less than the amount granted to the largest grantee with no less favorable terms.

Mr. Fitzgerald may be entitled to receive severance benefits after termination of employment depending on the circumstances under which his employment terminates.  If Mr. Fitzgerald’s employment is terminated by us for good cause (as narrowly defined in the employment agreement) or by Mr. Fitzgerald without good reason (as defined in the employment agreement), Mr. Fitzgerald will not be entitled to severance benefits.  If Mr. Fitzgerald’s employment is terminated by us due to his death or total disability, Mr. Fitzgerald (or his estate) would be entitled to (a) a payment based on a pro rated amount of his target annual bonus for the year of termination (based on the number of days worked divided by 365) and (b) in the case of total disability, continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof.  Mr. Fitzgerald would also be entitled to severance benefits if his employment is terminated by us without good cause or by Mr. Fitzgerald for good reason.  In those situations, Mr. Fitzgerald generally is entitled to severance benefits of (a) a lump-sum payment equal to twelve months of base salary, (b) a lump-sum payment equal to the greater of his annual bonus at target performance levels for the portion of the year actually worked or six months pro rata bonus at target performance levels, and (c) continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof.  However, if Mr. Fitzgerald’s employment is terminated by us without good cause or by Mr. Fitzgerald for good reason within a six month period following or at any time within the three month period prior to a change in control of Terabeam, Mr. Fitzgerald is entitled to severance benefits of (a) a lump-sum payment equal to twenty-one months of base salary, (b) a lump-sum payment equal to twenty-one months of his annual bonus at target performance levels, (c) continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof, and (d) vesting in full of his outstanding stock options and other unvested benefits.  The lump-sum payments generally are due to Mr. Fitzgerald within five business days of termination, and all payments are subject to applicable withholding taxes.  In any case when Mr. Fitzgerald is entitled to severance benefits, his vested stock options will remain exercisable for twelve months from the date of termination.  Our obligation to provide these severance benefits is contingent on Mr. Fitzgerald providing a release of claims to us.  There is no requirement on the employee to mitigate these benefits by seeking other employment.

The employment agreement contemplates Mr. Fitzgerald being granted options to purchase 500,000 shares of our common stock.  Mr. Fitzgerald acknowledged that this grant was in lieu of all future annual option grants during the initial five-year term of the employment agreement.  We have granted these options pursuant to a non-qualified stock option agreement, dated as of February 9, 2005, certain terms of which are described above under the heading “Outstanding Equity Awards at 2006 Fiscal Year-End.”  Also as described in that section, Mr. Fitzgerald received stock options to purchase 40,000 shares of our common stock on January 30, 2004 and options to purchase 50,000 shares of our common stock on December 7, 2004.

Mr. Fitzgerald agreed not to compete with us and not to adversely interfere with our employee, customer, supplier, and other business relationships during his employment and for one year after termination of his employment for any reason, provided that we are in compliance with any obligation to provide severance benefits to Mr. Fitzgerald.  He agreed to disclose to us any business opportunity relating to our current or contemplated business that he conceives or of which he becomes aware during his employment by us.  He agreed to treat our non-public information confidentially, to use it only in the course of performing his duties, and to return all of our business information and other property to us in the event of his termination.  Mr. Fitzgerald also agreed to assign to us any inventions and intellectual property he develops during his employment except for any invention developed by him on his own time using his own facilities that do not result from his work for us or relate to our current or contemplated business.

The following table summarizes the dollar impact to us if Mr. Fitzgerald’s employment is terminated (1) due to his death or total disability, (2) by us without good cause or by him for good reason in the absence of a change in control, and (3) by us without good cause or by him for good reason within a six month period following or at any time within the three month period prior to a change in control of Terabeam.  These amounts have been calculated in accordance with Mr. Fitzgerald’s employment agreement described above.  In all cases, in accordance with SEC regulations, we have assumed that the triggering event took place on December 29, 2006 (the last business day of our last completed fiscal year).  For purposes of the following table, we have not included any impact due to the possible extension of the period to exercise stock options as we believe that such extension would not have a material dollar impact to us.

Type of Payment	Termination due to Death or Total Disability		Specified Termination in Absence of Change in Control		Specified Termination in Context of Change in Control
Base Salary	-		$309,000		$540,750
Bonus Payment	$307,307		$307,307		$540,750
Benefit Continuation	$15,598	(1)	$15,598	(1)	$28,191	(2)
Acceleration of Stock Options	-		-		$590,214	(3)
Total	$322,905		$631,905		$1,699,905
___________________________________
(1)
This represents our cost of continuation of Mr. Fitzgerald’s medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months.

(2)
This represents our cost of continuation of Mr. Fitzgerald’s medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twenty-one months.

(3)
This amount is based on the acceleration of all of Mr. Fitzgerald’s stock options that were unvested as of December 31, 2006.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  More information about Mr. Fitzgerald’s stock options is contained above under the heading “Outstanding Equity Awards at 2006 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Fitzgerald.

Employment Agreement with Pankaj Manglik

On May 19, 2006, we entered into an employment agreement with Pankaj Manglik.  Under the employment agreement, we agreed to employ Mr. Manglik as our President and Chief Operating Officer and in similar positions for our subsidiary Proxim Wireless Corporation.  Mr. Manglik’s base salary is set at $330,000 and he is entitled to receive an annual performance bonus of 50% of his base salary if incentives are met according to an incentive plan.  Mr. Manglik received a bonus of $34,400 for 2006 based on achievement of objectives and pro rated for the fact that he was our employee for approximately eight of the twelve months in 2006.

Mr. Manglik receives five weeks of paid vacation per year.  Mr. Manglik is entitled to participate in our benefit programs as generally made available for executives (other than our Chief Executive Officer).

Mr. Manglik would be entitled to severance benefits if we terminate his employment without cause (as defined in the employment agreement) or if Mr. Manglik terminates his employment for good reason (as defined in the employment agreement).  The severance benefits consist of (a) continued payment of base salary for six months (if the termination occurs during the first year of Mr. Manglik’s employment) or twelve months (if the termination occurs after the one year anniversary of Mr. Manglik’s employment) (the “Severance Period”), (b) a pro rated portion of his annual bonus (if the payment criteria are met), (c) acceleration of any of Mr. Manglik’s stock options that would have otherwise vested during the Severance Period with those options remaining exercisable for the entire Severance Period, and (d) continued coverage during the Severance Period under our medical insurance plans at the same cost to Mr. Manglik as prior to termination.  Mr. Manglik’s severance benefits would be modified as described below if we terminate his employment without cause (as defined in the employment agreement) or if Mr. Manglik terminates his employment for good reason (as defined in the employment agreement) within twelve months following or three months prior to a change of control of Terabeam: (a) Mr. Manglik’s base salary amount described above would be paid in a lump sum shortly after termination, (b) Mr. Manglik’s annual bonus amount would be paid in a lump sum shortly after termination without regard to meeting the payment criteria, (c) all of Mr. Manglik’s unvested options would accelerate, and (d) Mr. Manglik would not receive the continued insurance coverage described above.  The amounts payable upon termination in connection with a change of control are subject to reduction to avoid excise tax but only if the reduction would cause the net after-tax benefit to Mr. Manglik to exceed the net after-tax benefit if no reduction were made.  If Mr. Manglik’s employment is terminated by us due to his death or total disability, Mr. Manglik (or his estate) would be entitled to a payment based on a pro rated amount of his target annual bonus for the year of termination (based on the number of days worked in the year of termination) that Mr. Manglik would have been entitled to receive.

Mr. Manglik has agreed to keep our information confidential.  During his employment and for one year thereafter, he agreed not to compete with us or to solicit our employees subject to the provisions of applicable law.  Mr. Manglik also agreed to assign to us any inventions and intellectual property he develops during his employment subject to the provisions of applicable law.  In general, Mr. Manglik’s right to receive severance payments from us is contingent on him complying with these obligations.

As described above under the heading “Grants of Plan-Based Awards in 2006,” on May 19, 2006, we granted Mr. Manglik options to purchase 600,000 shares of our common stock in three separate option agreements.  The three agreements have the same terms except for number of shares and exercise price.  One option agreement is for 300,000 shares of stock with an exercise price of $2.53 per share, which was the fair market value of Terabeam’s common stock on the date of grant.  One option agreement is for 100,000 shares of stock with an exercise price of $3.79 per share, which was approximately one and a half times the fair market value of Terabeam’s common stock on the date of grant.  One option agreement is for 200,000 shares of stock with an exercise price of $5.06 per share, which was approximately twice the fair market value of Terabeam’s common stock on the date of grant.  The stock options vest over three years with 8 1/3% of the grant vesting on July 1, 2006 and thereafter as to 8 1/3% of the grant vesting on the first day of each January, April, July, and October until the option has vested in full.  The option agreements provide that, upon a change of control, 50% of all unvested stock options will automatically vest.  The option agreements also defer to Mr. Manglik’s employment agreement as to vesting and post-termination exercise rights in certain severance-related situations.

The following table summarizes the dollar impact to us if Mr. Manglik’s employment is terminated (1) due to his death or total disability, (2) by us without good cause or by him for good reason in the absence of a change in control, and (3) by us without good cause or by him for good reason within a twelve month period following or at any time within the three month period prior to a change in control of Terabeam.  These amounts have been calculated in accordance with Mr. Manglik’s employment agreement described above.  In all cases, in accordance with SEC regulations, we have assumed that the triggering event took place on December 29, 2006 (the last business day of our last completed fiscal year).  As described above, the amounts to which Mr. Manglik would be entitled will increase substantially if a qualifying termination occurs on or after May 19, 2007, the one-year anniversary of his employment.  For purposes of the following table, we have not included any impact due to the possible extension of the period to exercise stock options as we believe that such extension would not have a material dollar impact to us.  These amounts all assume that Mr. Manglik does continue to comply with his confidentiality and non-competition obligations to us and that no reduction is made due to excise tax issues.

Type of Payment	Termination due to Death or Total Disability	Specified Termination in Absence of Change in Control		Specified Termination in Context of Change in Control
Base Salary	-	$165,000		$165,000
Bonus Payment	$34,119	$34,119		$110,000
Benefit Continuation	-	$7,546	(1)	-
Acceleration of Stock Options	-	$251,657	(2)	$1,258,343	(3)
Total	$34,119	$458,322		$1,533,343
___________________________________
(1)	This represents our cost of continuation of Mr. Manglik’s medical insurance benefits for a period of six months at the same cost to Mr. Manglik.
(2)
This amount is based on the acceleration of 49,998 options of Mr. Manglik’s 300,000 grant, 16,666 options of his 100,000 grant, and 33,332 options of his 200,000 grant that were unvested as of December 31, 2006.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  More information about Mr. Manglik’s stock options is contained above under the headings “Grants of Plan-Based Awards in 2006” and “Outstanding Equity Awards at 2006 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Manglik.

(3)
This amount is based on the acceleration of all of Mr. Manglik’s stock options that were unvested as of December 31, 2006.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  More information about Mr. Manglik’s stock options is contained above under the headings “Grants of Plan-Based Awards in 2006” and “Outstanding Equity Awards at 2006 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Manglik.

      Employment Agreement with Brian J. Sereda

On August 2, 2006, Brian Sereda signed a letter employment agreement with us for Mr. Sereda to be our Chief Financial Officer and Treasurer.  He will also serve in similar positions for Proxim Wireless Corporation and selected other subsidiaries of Terabeam.  The employment agreement establishes an at-will employment relationship and contains no provisions for cash or other benefits to be paid upon termination of employment.

Mr. Sereda will initially report to Robert Fitzgerald, our Chief Executive Officer.  His principal office location will be at our headquarters in San Jose, California, but he may be expected to travel from time to time.  Mr. Sereda’s annual base salary is set at $200,000 subject to future adjustment.  Mr. Sereda is eligible to receive an annual bonus with a target annual bonus of $50,000 and received a bonus of $11,333 for 2006.  Mr. Sereda is also entitled to participate in our normal benefit programs.  Mr. Sereda has signed our standard employee agreement for confidential and proprietary information, intellectual property, non-competition, and non-solicitation.

The letter employment agreement contemplates Mr. Sereda being granted an option to purchase 25,000 shares of our common stock with an exercise price equal to the fair market value of our stock on the date of grant.  The options were granted by us on August 2, 2006 with an exercise price of $1.98 per share, the fair market value of our common stock on that date.  Mr. Sereda was also granted options to purchase 25,000 shares of our common stock on May 23, 2006.  More details about these grants are contained under the heading “Grants of Plan-Based Awards in 2006” above.  As described in more detail in that section, the two option agreements provide that, upon a change of control, 50% of all unvested stock options will automatically vest.  This is a standard provision in our stock option agreements used generally for our employees.

Employment Agreement with David Renauld

We have an employment agreement with Mr. Renauld.  The employment agreement had an original term of 24 months and renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date.  The annual compensation for Mr. Renauld was initially set at an annual base salary in the amount of $153,774.  Under his original agreement, Mr. Renauld was entitled to an annual car allowance of $7,800.

Mr. Renauld is entitled to receive severance payments for either eleven months or twenty-four months after termination of his employment depending on the circumstances under which his employment terminates.  If we terminate his employment for cause, he will not be entitled to severance payments.  He will be entitled to eleven months of severance if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason (as defined in the employment agreement) after a change of control of Terabeam.  The maximum 24-month severance period will apply only if we terminate his employment without cause after Terabeam undergoes a change of control (as defined in the employment agreement) that was not approved by a majority of our board of directors.  The full amount of the severance payment would be paid on the last day of employment.  There is no provision reducing severance payments by amounts earned by him at subsequent employment or for us to continue to provide benefits (or cash in lieu thereof) to him for any period following termination of employment.  Mr. Renauld also agreed to provide consultation and advice to us for a period of up to three months following termination of his employment.

The employment agreement also contains additional provisions stating that Mr. Renauld’s last day of employment will be established either by us upon thirty days notice to him or by Mr. Renauld upon thirty days notice to us.  However the date is set, the termination will be treated as an involuntary termination by us without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

Following the completion of our business combination with Young Design in April 2003, our board of directors approved the terms of an amended employment agreement with Mr. Renauld.  Under the terms approved by the board, Mr. Renauld would continue in his current role with his current salary (which may be adjusted in the future).  He would no longer receive his annual car allowance.  Mr. Renauld would be entitled to receive severance under similar circumstances as contemplated under his current agreement, but the amount of severance would be eleven months of base salary.  We have not yet executed an amended employment agreement with Mr. Renauld reflecting the foregoing terms.

Since the date of the original agreement and approval of an amended agreement, Mr. Renauld’s base salary has been increased by our board of directors to $194,250.  Thus, if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason (as defined in his original employment agreement) after a change of control of Terabeam, Mr. Renauld would be entitled to a lump sum payment of $178,063 (less applicable withholdings).  That amount would be due to Mr. Renauld on his last day of employment.

Also, upon a change of control of Terabeam, 50% of all of Mr. Renauld’s unvested stock options would automatically vest.  This is a standard provision in our stock option agreements used generally for our employees.

Non-Management Directors’ Compensation for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Daniel A. Saginario	$32,500	$36,000 (2)	$68,500
John W. Gerdelman	$23,000	$36,000 (3)	$59,000
Robert A. Wiedemer	$26,000	$36,000 (4)	$62,000
___________________________________
(1)
All options to purchase shares of our common stock that had been granted to our directors prior to 2006 were fully vested prior to 2006.  Each of the three directors was granted a fully-vested option to purchase 15,000 shares of our common stock on May 23, 2006 with an exercise price per share of $2.41.  Therefore, the amounts shown in this column are the grant date fair value of each of these May 2006 option grants computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.  These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named directors.

(2)	As of December 31, 2006, Mr. Saginario had fully-vested options outstanding to purchase 61,250 shares of our common stock.
(3)	As of December 31, 2006, Mr. Gerdelman had fully-vested options outstanding to purchase 42,500 shares of our common stock.
(4)	As of December 31, 2006, Mr. Wiedemer had fully-vested options outstanding to purchase 57,500 shares of our common stock.

All of the director compensation described in the foregoing table was paid and granted in accordance with our policy statement concerning the compensation of directors of Terabeam who are not insiders.  This policy statement was unanimously adopted by our board of directors on February 9, 2005.  This policy statement sets out guidelines for compensation of our board members who are not employees or other insiders of Terabeam.  Any board member determined by the board to be an employee or other insider of Terabeam does not receive any compensation pursuant to this policy statement.  While the board has not yet made the formal determination, it is currently expected that Mr. Howe will receive the compensation contemplated by this policy statement (assuming he is elected as a member of our board of directors at our annual meeting).

The policy statement contemplates the following cash compensation:

•	a $17,000 annual retainer for serving on the board
•	an additional $9,000 annual retainer for serving as chairperson of the board
•	an additional $7,500 annual retainer for serving as chairperson of the Audit Committee of the board
•	an additional $4,000 annual retainer for serving as a non-chair member of the Audit Committee of the board
•	an additional $2,000 annual retainer for serving as chairperson of the Compensation Committee of the board
•	an additional $1,000 annual retainer for serving as a non-chair member of the Compensation Committee of the board
•	an additional $1,000 annual retainer for serving as chairperson of the Governance and Nominating Committee of the board
•	an additional $500 annual retainer for serving as a non-chair member of the Governance and Nominating Committee of the board

No additional compensation is paid for attending board or committee meetings.  Directors are also entitled to reimbursement for expenses incurred to attend board and committee meetings held in person or otherwise incurred on our behalf.

The policy statement also contemplates the following equity compensation:

•
for each new director elected or appointed to the board, a non-qualified stock option to purchase 50,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant

•
for each incumbent director, a fully vested, non-qualified stock option to purchase 15,000 shares of our common stock granted immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

The exercise price for all stock options granted pursuant to this policy statement is to be the fair market value of our common stock on the date of grant.

In addition to the compensation described above, the policy statement contemplates that board members may be periodically granted special additional consideration, in cash or non-qualified stock options, in recognition of extraordinary demands, additional committee assignments, or other circumstances deserving of special consideration.

The policy statement may be altered at any time by the board of directors.  The policy statement does not constitute a contract, and the terms of the policy statement are not intended to create any binding obligations on us or enforceable rights of any director.

MATERIAL RELATIONSHIPS
AND RELATED PARTY TRANSACTIONS

In May 2006, we entered into an employment agreement with Mr. Manglik.  We also entered into an employment agreement with Mr. Sereda in August 2006.  Those agreements are summarized above under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control.”  These transactions were approved by our Board of Directors (in Mr. Manglik’s case, before he became a member of our Board of Directors).

Merry Fields, LLC was formed by shareholders of a Company predecessor, Young Design, Inc., under the laws of the State of Delaware in August 2000.  Merry Fields is indirectly majority owned and controlled by Robert Fitzgerald, the Company’s Chief Executive Officer.  Merry Fields owns the property and land leased to Terabeam for its Falls Church, Virginia operation.  Young Design had originally guaranteed Merry Fields’ obligations under the loan Merry Fields had received to acquire that property and land.  During the year ended December 31, 2005, the guarantee obligation was removed.  The property lease for the approximately 15,000 square foot facility commenced on January 1, 2001 and terminates on December 31, 2010.  The lease was negotiated on terms that management believes are at market rates.  The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year.  There were no amounts due at year end, and payments under the lease totaled approximately $287,600 during the year ended December 31, 2006.  This transaction was approved by our Audit Committee prior to 2006.

We do not have a written policy specifically addressing approval of related party transactions because we rarely have had such situations arise.  Our Statement of Business Conduct and Code of Ethics contains provisions specifically addressing actual or apparent conflicts of interest that could affect the duty of loyalty we believe all of our directors, officers, and employees owe the company.  Under that policy, all actual and reasonably apparent conflicts of interest must be promptly disclosed and terminated unless approved.  Such approvals must be made by (i) our Chief Executive Officer in the case of a company employee, (ii) the Chairperson of our Audit Committee in the case of a company officer, or (iii) the non-interested members of our Board of Directors in the case of a director.  In general, under its written charter, our Audit Committee is responsible for monitoring compliance with this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND OUR DIRECTORS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our outstanding common stock as of March 29, 2007 (unless otherwise noted) by:

•	each person or group that we know owns more than 5% of our common stock,
•	each of our current directors and Alan B. Howe as a director nominee,
•	each of our named executive officers, and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power.  The percentage beneficially owned by each person is based upon 21,554,369 shares of our common stock outstanding on March 29, 2007.  Shares of common stock that we may issue upon the exercise of options currently exercisable or exercisable within 60 days of March 29, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.  Unless we otherwise indicate, the address for each 5% stockholder is 2115 O’Nel Drive, San Jose, CA 95131.

	Shares Issuable pursuant to Options	Number of Shares Beneficially Owned
Name of Beneficial Owner	Exercisable within 60 days of March 29, 2007	(Including the Number of Shares shown in the first column)	Percentage of Shares Outstanding
Funds managed by Mobius Venture Capital 100 Superior Plaza Way, Ste 200 Superior, CO 80027 (1)	0	2,240,171	10.4%
Lloyd I. Miller, III 4550 Gordon Drive Naples, FL 34102 (2)	0	1,361,100	6.3%
Concorde Equity II, LLC (3)	0	2,296,340	10.7%
Robert E. Fitzgerald (3)	478,806	3,171,206	14.4%
Pankaj Manglik	199,992	199,992	*
Brian J. Sereda	8,500	8,500	*
David L. Renauld (4)	109,679	118,054	*
Patrick L. Milton (5)	45,217	58,935	*
Daniel A. Saginario	61,250	63,750	*
John W. Gerdelman	42,500	42,500	*
Robert A. Wiedemer	57,500	57,575	*
Alan B. Howe	0	0	*
All current executive officers and directors as a group (7 persons)	958,227	3,661,577	16.3%
_______________________
*      Less than 1%.
(1)
The number of shares beneficially owned by funds managed by Mobius Venture Capital is based solely on information contained in the most recent public filings made by Mobius Venture Capital with the SEC.

(2)
The number of shares beneficially owned by Mr. Miller is based solely on information contained in the most recent public filing made by Mr. Miller with the SEC, in which he reported having shared voting and dispositive power with respect to 467,234 shares of our common stock.

(3)
Mr. Fitzgerald is President and Managing Member of Concorde Equity II.  Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Concorde Equity II.  The number of shares shown as beneficially owned by Mr. Fitzgerald includes the shares shown as beneficially owned by Concorde Equity II.  Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity II, except to the extent of his pecuniary interest in those shares.  The number of shares shown as beneficially owned by Mr. Fitzgerald also includes 300,000 owned by the Concorde Foundation as Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the Concorde Foundation.  Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by the Concorde Foundation except to the extent of his pecuniary interest in those shares.

(4)	Mr. Renauld has joint ownership and shared voting and investment power with his wife with respect to 1,250 shares of our common stock.
(5)	Mr. Milton was our Chief Financial Officer from January 2006 through June 2006. Mr. Milton passed away on June 28, 2006, and his holdings are reported as of that date.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Each Reporting Person is required by SEC regulation to furnish us with copies of these Section 16(a) reports.  Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2006) except that Pankaj Manglik was late in filing his initial statement of beneficial ownership of our securities after he joined our company in May 2006; each of Daniel Saginario, John Gerdelman, and Robert Wiedemer was late in reporting the options to purchase 15,000 shares of our common stock granted to them in May 2006; and Len Eisenstein was late in filing his initial statement of beneficial ownership of our securities after he joined Proxim Wireless Corporation in August 2006.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Fitzgerald, Snyder & Co., P.C., independent certified public accountants, served as our auditors for the fiscal year ended December 31, 2006.  We have selected Fitzgerald, Snyder & Co., P.C., independent certified public accountants, as our auditors for the fiscal year ending December 31, 2007.  We do not expect a representative of Fitzgerald, Snyder & Co., P.C. to be present at the annual meeting.

Audit and Other Fees Paid to Independent Accountant

The following is a summary of the fees billed to us by Fitzgerald, Snyder & Co., P.C. for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$240,963	$324,545
Audit-Related Fees	10,407	45,161
Tax Fees	23,564	31,927
All Other Fees	-	-
Total Fees	$274,934	$401,633

Audit Fees.    Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Fitzgerald, Snyder & Co., P.C. in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  In fiscal 2006, these $10,407 of fees related to the audit of our 401(k) plan’s financial statements.  In fiscal 2005, $19,261 of these fees related to the audit of our 401(k) plan’s financial statements and the final audit of the financial statements of an acquired 401(k) plan, $22,996 was for accounting consultations related to the acquisition of the assets of Proxim Corporation, and $2,904 was for Sarbanes-Oxley Section 404 assistance and an auditor consent for a Form S-8 registration statement.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice, and tax planning.  These services include preparation of federal and state income tax returns.

All Other Fees.    Consists of fees for products and services other than the services reported above.  In both fiscal 2006 and fiscal 2005, there were none of these fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services, and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

No audit-related fees, tax fees, or other fees were approved by our Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SHAREHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for action to be included in our proxy statement and form of proxy relating to our 2008 annual meeting of stockholders is required to submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 on or before December 15, 2007.

Any stockholder that intends to present a proposal that will not be included in the proxy statement for our 2008 annual meeting must submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 not later than February 24, 2007 nor earlier than January 25, 2008.  Proposals submitted after February 24, 2008 will be considered untimely for purposes of Rule 14a-5(e)(2) under the Securities Exchange Act of 1934, as amended, and our by-laws.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ David L. Renauld

April 13, 2007	David L. Renauld, Secretary

A copy (without exhibits) of Terabeam’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 30, 2007, for the year ended December 31, 2006 has been mailed to each stockholder with this proxy statement.  Terabeam will provide, without charge, a copy of Terabeam’s Form 10-K to any stockholder upon written request by the stockholder.  Requests should be addressed to David L. Renauld, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY TERABEAM, INC.	For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	ITEM 1: To vote to elect each of Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, Alan B. Howe, Pankaj Manglik, and Robert A. Wiedemer as a director.	☐	☐	☐
The undersigned hereby constitutes and appoints Robert E. Fitzgerald and Brian J. Sereda, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Terabeam, Inc. (the “Company”) held of record by the undersigned at the close of business on March 29, 2007 at the Annual Meeting of the Stockholders of the Company to be held on May 23, 2007, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:

The shares represented by this proxy will be voted as directed. If no directions are given, the shares represented by this proxy will be voted FOR the proposal in Item 1.

INSTRUCTION:To withhold authority to vote for any individual  nominee, mark “For All Except”and write that nominee’s name in the space provided below.

This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder sign above Co-holder (if any) sign above

Ç  Detach above card, sign, date and mail in postage paid envelope provided.  Ç

TERABEAM, INC.

IIT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.

Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.